Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-118158, 333-118156, 033-79996, 333-39574, 333-43389, 33-9559) pertaining to the Axsys Technologies, Inc. 401(k) Retirement Plan and Trust of our reports dated February 17, 2006, with respect to the consolidated financial statements and schedule of Axsys Technologies, Inc., Axsys Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Axsys Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young, LLP

Hartford, Connecticut
February 24, 2006